Atlanta | Baltimore | Boulder | Delaware | Denver | Las Vegas | Los Angeles | Minneapolis | New Jersey | New York | Philadelphia Phoenix | Salt Lake City | Sioux Falls | Washington, DC | www.ballardspahr.com September 10, 2025 PECO Energy Company 2301 Market Street Philadelphia, PA 19103 Re: $525,000,000 aggregate principal amount of First and Refunding Mortgage Bonds, 4.875% Series due 2035 and $525,000,000 aggregate principal amount of First and Refunding Mortgage Bonds, 5.650% Series due 2055 Ladies and Gentlemen: We have acted as counsel to PECO Energy Company, a Pennsylvania corporation (the “Company”), in connection with the issuance and sale by the Company of (i) $525,000,000 aggregate principal amount of First and Refunding Mortgage Bonds, 4.875% Series due 2035 and (ii) $525,000,000 aggregate principal amount of First and Refunding Mortgage Bonds, 5.650% Series due 2055 (together, the “Bonds”), covered by the Registration Statement on Form S-3, No. 333-277223 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (“Commission”) on February 21, 2024, under the Securities Act of 1933, as amended. We are familiar with the proceedings to date with respect to the Registration Statement and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion. In addition, we have assumed that there will be no change in the laws currently applicable to the Company and that such laws will be the only laws applicable to the Company. We have also assumed that there will be no change in the facts. Any such changes in the laws or the facts could alter our opinion. Based upon and subject to the foregoing, the statements set forth in the Prospectus Supplement dated September 3, 2025 included in the Registration Statement under the heading “Certain United States Federal Income Tax Consequences,” to the extent they constitute matters of Federal income tax law or legal conclusions with respect thereto, represent our opinion.

PECO Energy Company September 10, 2025 Page 2 In giving the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the Federal income tax laws of the United States of America. This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion is rendered as of the date hereof based on the law and facts in existence on the date hereof, and we do not undertake, and hereby disclaim, any obligation to advise you of any changes in law or fact, whether or not material, which may be brought to our attention at a later date. We hereby consent to the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement. We also consent to the use of our name under the heading “Certain United States Federal Income Tax Consequences” in the Prospectus Supplement dated September 3, 2025 included in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission promulgated thereunder. Very truly yours, /s/ Ballard Spahr LLP